EXHIBIT 99.1

             FIRST INVESTORS REPORTS THIRD QUARTER OPERATING RESULTS

    HOUSTON, March 12 /PRNewswire-FirstCall/ -- First Investors Financial Services Group, Inc. (OTC Bulletin Board: FIFS) has reported net income of $821,059 or $0.18 per basic share for the three months ended January 31, 2007 and $2,852,530 or $0.64 per basic share for the nine months ended January 31, 2007. This compares to net income, of $318,491 or $0.07 per share and net income of $2,007,995 or $0.45 per share reported for the three and nine months ended January 31, 2006, respectively. The results for the nine months ended January 31, 2007, include a $668,712 gain associated with the reduction in an allowance for uncertain tax position related to prior period tax returns, which served to lower tax expense. The results for the three and nine months ended January 31, 2006, include non-recurring legal fees and settlement costs totaling $440,599, net of taxes, and $506,592, net of taxes, respectively, associated with the settlement of a lawsuit. Adjusting for these non-recurring items, net income was $759,090 or $0.17 per basic share and $2,514,587 or $0.57 per basic share for the three and nine month periods ended January 31, 2006, as compared to $821,059 or $0.18 per basic share and $2,183,818 or $0.49 per basic share for the three and nine months ended January 31, 2007, respectively.

    During the three and nine months ended January 31, 2007, the Company benefited from higher net interest income and higher other income which was offset by a higher provision for loan losses and an increase in operating expenses related to growth in the Company's new loan origination volume. Net interest income increased 28.1% during the three months ended January 31, 2007 due to a 36.2% increase in the average portfolio of receivables held for investment and a 0.5% increase in effective yield, due to lower amortization of capitalized loan costs. These factors offset a 1.1% increase in the cost of funds. Net interest income for the nine months ended January 31, 2007 increased 24.5% as the average receivables outstanding increased 38.7% and the effective yield increased 0.1%. These factors offset a 1.0% increase in the cost of funds. Total operating expenses, excluding legal costs associated with the settlement of a lawsuit in the prior year periods, increased 17.7% for the three and nine months ended January 31, 2007 as compared to January 31, 2006, as a result of the increase in loan origination volume. Total operating costs as a percentage of the managed portfolio were 4.6% and 4.3% for the three and nine months ended January 31, 2007, respectively, compared to 4.6% and 4.2% for the three and nine months ended January 31, 2006, adjusted for legal costs. As of January 31, 2007, the portfolio of receivables held for investment, net was $480.5 million, a 27.3% increase over the balance as of April 30, 2006. For the nine months ended January 31, 2007, the Company reported new origination volume of $240.8 million, which represents an increase of 26.8% over the $189.9 million originated during the nine months ended January 31, 2006. The delinquency rate by dollars of delinquent accounts and the annualized net charge-off rate remained constant at 0.4% and 2.5%, respectively, for the nine months ended January 31, 2007 as compared to the nine months ended January 31, 2006.

    In addition, the Board of Directors announced that the Company has entered into employment agreements with Tommy A. Moore, Jr., President and CEO and Bennie H. Duck, Executive Vice President and Chief Financial Officer. The agreements, which are designed to provide the company with stability and continuity within its executive management structure, carry an initial term of three years at salary, bonus and benefit levels which are consistent with existing practices. The agreements also contain customary severance, non-compete and confidentiality provisions.

    Tommy A. Moore, Jr., President and CEO, stated, "We have been very pleased with our portfolio growth rates and our credit quality year-to-date. Our growth rates have been driven primarily by our direct to consumer segment which, due to the inability to capitalize advertising costs, creates some mismatch in our expenses. Over the past two quarters we have chosen to focus on our direct channel to provide originations and revenue growth, primarily as a result of our concerns over lax lending standards in the indirect market including increasing loan-to-value guidelines and waiving of documentation and verification requirements such as proof of income which we believe are many of the factors negatively impacting the mortgage market. While the advertising cost mismatch in our direct segment, along with an increasing cost of funds, has impacted short-term profits, we believe that in addition to increasing subsequent period revenues, the direct portfolio will produce lower losses and servicing costs over its life."

    First Investors is a specialized consumer finance company engaged in the origination and retention of automobile finance receivables originated from franchised automobile dealers and directly through consumers from the sale or refinance of new and late-model used vehicles. The Company is headquartered in Houston, Texas and operates in 28 states.

    The statements contained in this release, which are not historical statements of fact, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve a number of risks and uncertainties. The actual results of future events could differ materially from those stated in any forward-looking statements herein.

                 First Investors Financial Services Group, Inc.
   Condensed Consolidated Statements of Earnings and Selected Data (Unaudited)
                   Dollars in thousands, except per share data

                                                For the                        For the
                                           Three Months Ended            Nine Months Ended
                                               January 31                      January 31
                                      ----------------------------    ----------------------------
                                          2007            2006            2007            2006
                                      ------------    ------------    ------------    ------------
Interest Income                       $     14,553    $     10,332    $     40,258    $     28,744
Interest Expense                             6,364           3,938          17,383          10,374
Net Interest Income                          8,189           6,394          22,875          18,370
Provision for Credit Losses                  3,236           1,822           8,431           5,538
Income after Provision for
 Credit Losses                               4,953           4,572          14,444          12,832
Servicing revenue                              377             433           1,053           1,506
Other finance charges and fees                 876             696           2,435           1,803
Insurance products                             451             226             932             780
Income from investment                         163              96             418             333
Other interest income                          482             336           1,342             869
Other income                                   ---             183             ---             569
Realized loss on interest rate
 derivative positions                          ---            (195)            ---            (175)
Total other income                           2,349           1,775           6,180           5,685
Total operating expenses                     6,171           5,938          17,241          15,447
Income before Provision for
 Income Taxes                                1,131             409           3,383           3,070
Provision for income taxes                     310              91             531           1,062
Net Earnings                          $        821    $        318    $      2,852    $      2,008

  Basic Net Earnings Per
   Common Share                       $       0.18    $       0.07    $       0.64    $       0.45
  Diluted Net Earnings Per
   Common Share                       $       0.17    $       0.07    $       0.60    $       0.44

Other Operating Data
Average Principal Balance of
 Receivables
  Held for Investment                 $    449,705    $    329,993    $    418,509    $    301,737
Total Managed Receivables                                                  532,193         460,125
Originations Volume                         88,594          41,604         240,802         189,945
Effective Yield on Receivables
  Held for Investment                         13.0%           12.5%           12.8%           12.7%
Average Cost of Debt                           5.7%            4.6%            5.5%            4.5%
Weighted Average Number of Basic
  Shares Outstanding
  (in thousands)                             4,478           4,452           4,470           4,434
Weighted Average Number of
 Diluted
  Shares Outstanding
  (in thousands)                             4,771           4,741           4,788           4,614

                                            January 31      April 30,
Financial Position                             2007           2006
----------------------------------------   ------------   ------------
Cash and Short-Term Investments            $      1,760   $      3,380
Restricted Cash                                  37,171         25,538
Receivables Held for Investment, net            480,464        377,399
Assets Held for Sale                              1,344            960
Total Assets                                    533,815        419,288
Total Debt                                      495,312        382,618
Total Other Liabilities                           7,176          8,549
Total Liabilities                               502,488        391,167
Total Shareholders' Equity                       31,327         28,121
Shareholders' Equity per Common Share              7.00           6.31

                                             As of or        As of or
                                           For the Nine    For the Nine
                                           Months Ended    Months Ended
                                             January 31     January 31
Credit Quality Data                            2007           2006
----------------------------------------   ------------   ------------
Receivables Held for Investment:
  30 + days past due
    Number of Loans                                 0.8%            0.8%
    $ Amount                                        0.4%            0.4%
  Net Charge-offs as a % of average
   receivables                                      2.5%            2.5%
  Net Charge-offs for the period ending    $      7,773    $      5,560

SOURCE  First Investors Financial Services Group, Inc.
    -0-                             03/12/2007
    /CONTACT: Bennie H. Duck of First Investors Financial Services Group, Inc., +1-713-977-2600/